EXHIBIT 99.1

ROSS J. MANGANO
112 WEST JEFFERSON
SUITE 613
SOUTH BEND, INDIANA 46634

VIA FACSIMILE and
FEDERAL EXPRESS

July 11, 2003

Mego Financial Corp. d/b/a
Leisure Industries Corporation	Mr. Michael H. Greco
4310 Paradise Road	President and CEO
Las Vegas, Nevada 89109	4310 Paradise Road
Attention: Board of Directors	Las Vegas, Nevada 89109

Re:	Resignation from the Board of Directors of Mego Financial Corp. d/b/a Leisure Industries Corporation (the “Company”)

Ladies and Gentlemen:
I hereby resign as a member of the Board of Directors of the Company, effective immediately.

Sincerely,

Ross J. Mangano

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